Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cardtronics plc:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333‑149245, 333-168804 and 333-149244) and Form S-3 (333-187229) of Cardtronics plc Company of our reports dated February 28, 2018, with respect to the consolidated balance sheets of Cardtronics plc as of December 31, 2017 and 2016, and the related consolidated statements of operations,  comprehensive (loss) income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of Cardtronics plc.

Our report dated February 28, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, contains an explanatory paragraph that states that management excluded from its assessment the internal control over financial reporting of DirectCash Payments Inc. (“DCPayments”) and Spark ATM Systems Pty Ltd. (“Spark”), which were acquired during 2017 and whose total assets constituted 26% of consolidated total assets (of which 19% represents goodwill and intangible assets included within the scope of the assessment) and total revenues constituted 18% of consolidated total revenue as of and for the year ended December 31, 2017. Our audit of internal control over financial reporting of Cardtronics, Inc. also excluded an evaluation of the internal control over financial reporting of DCPayments and Spark.

/s/ KPMG LLP

Houston, Texas

February 28, 2018